Exhibit 99.1

Veris Residential Completes Liquidity Enhancing Transactions

Enters into Amended Credit Facility

Completes Sale of Signature Place Resulting in $80 Million Term Loan Reduction

JERSEY CITY, N.J., July 10, 2025 – Veris Residential, Inc. (“Veris Residential” or the “Company”) (NYSE: VRE), a forward-thinking, Northeast-focused, Class A multifamily REIT, today announced the amendment of its $500 million credit facility established in April 2024. The transaction reflects Veris Residential’s continued progress in advancing its 2025 corporate plan to sell non-strategic assets and reduce leverage. It also supports the Company’s multi-year balance sheet strategy, reducing borrowing costs and positioning Veris Residential to reduce Net Debt to EBITDA to below 10.0x by year-end 2025 and to below 9.0x by year-end 2026 as the Company completes the contemplated sales.

The Amended Facility package – comprising a $300 million Revolving Credit Facility (the “Revolver”) and a $200 million delayed-draw Term Loan (the “Term Loan”) (collectively, the “Amended Facility”) – introduces a leverage-based pricing grid for the Revolver, with spreads ranging from 1.25% to 1.80% over SOFR, and reduces the required number of secured properties in the collateral pool from five to two. The Amended Facility continues to mature in April 2027 and retains a one-year extension option on the Revolver.

“We are pleased to enter into this Amended Facility, which secures an initial improvement of 55 basis points in our corporate borrowing costs with potential to realize further savings that reflect our strengthening balance sheet,” said Mahbod Nia, Chief Executive Officer of Veris Residential. “With an improved cost of capital and increased financial flexibility, we are well-positioned to continue executing our corporate plan to complete up to $500 million of non-strategic asset sales and our multi-pronged optimization strategy to enhance value for all Veris Residential stakeholders.”

Concurrently with the completion of the Amended Facility, Veris Residential completed the $85 million sale of Signature Place. The Company used proceeds from the divestiture to reduce its Term Loan by $80 million to $120 million.

JPMorgan Chase Bank, N.A. and The Bank of New York Mellon served as the Joint Lead Arrangers and Joint Bookrunners on the credit facility, with JPMorgan Chase Bank, N.A. acting as the Administrative Agent and The Bank of New York Mellon acting as the Syndication Agent. Bank of America, N.A., Capital One, National Association, Goldman Sachs Bank USA, and Royal Bank of Canada served as Joint Lead Arrangers and Documentation Agents. Eastern Bank and Associated Bank also participated in the transaction.

About Veris Residential, Inc.

Veris Residential, Inc. is a forward-thinking real estate investment trust (REIT) that primarily owns, operates, acquires and develops premier Class A multifamily properties in the Northeast. Our technology-enabled, vertically integrated operating platform delivers a contemporary living experience aligned with residents' preferences while positively impacting the communities we serve. We are guided by an experienced management team and Board of Directors, underpinned by leading corporate governance principles; a best-in-class approach to operations; and an inclusive culture based on meritocratic empowerment.

For additional information on Veris Residential, Inc. and our properties available for lease, please visit http://www.verisresidential.com/.